Exhibit 10.8

October 3, 2012

Darryl S. Baker

14805 S. 7th Way

Phoenix, AZ 85048

Dear Darryl,

I am pleased to extend an offer of employment for the position of Chief Financial Officer at INSYS Therapeutics, Inc. starting October 15, 2012. The base salary offered for this position is $170,000 per year. As a full-time employee you will be eligible for health benefits and a 401k retirement plan. The “Employment Statement” to follow will summarize your employment benefits.

This offer is contingent upon your successful completion of our background verification processes, including a drug screen. Please be advised that this offer of employment is contingent upon no adverse findings in the verification process.

On the first day of your employment, you will be asked to sign a Confidentiality Agreement. If you are in agreement, please signify your acceptance of this offer of employment by signing and returning this letter and the “Offer Statement” within five (5) business days to Human Resources.

Darryl, you have been offered a key position and we look forward to your active contribution to the success of our company. It is my hope that you will find your employment with us a truly rewarding experience.

Sincerely,

/s/ Michael L. Babich

Michael L. Babich
President and Chief Executive Officer

I hereby accept INSYS Therapeutics Inc.’s offer as described in this letter.

/s/ Darryl S. Baker	10/5/12
Signature of Darryl S. Baker	Date

INSYS THERAPEUTICS, INC. (“COMPANY”)

EMPLOYMENT OFFER STATEMENT (“OFFER STATEMENT”)

TO:  Darryl S. Baker

DATE:  October 3, 2012

POSITION:  Chief Financial Officer

START DATE:  October 15, 2012

COMPENSATION:

SALARY:

$170,000 per annum paid on a semi-monthly basis. Your salary will be increased to $210,000 per annum based upon Company profitability or IPO and satisfactory performance. You will also be eligible for performance bonuses in accordance with the Company Compensation Committee as may be amended from time to time. Performance criteria shall be based on Company performance targets and individual performance targets.

EQUITY:

You shall receive 50,000 (fifty thousand) stock options. On an ongoing basis, you will participate in the employee stock option award program, to the extent that such awards are granted by the Board of Directors.

These options will vest in equal monthly amounts over the next 48 (forty eight) moths.

In order for any unvested options to vest, you must be an employee of the Company in good standing or reach terms that would complete the vesting.

The options shall be subject to all the terms and conditions of the Employee Stock Option Program adopted by the Company. Any shares issued pursuant to these paragraphs shall be subject to a prohibition on transferability until such time as an initial public offering of the Company’s stock is implemented by the Company.
PAID TIME OFF:

Vacation is accrued at 5 hours per pay period, which is equivalent to three weeks on an annual basis You will also have eight paid holidays and five personal/sick days. Please note that vacation time unused for the calendar year cannot be carried over into the next year.

HEALTH INSURANCE:

If elected, coverage is effective on the first of the month following 30 days from the Start Date but subject to any pre-existing condition clauses that may be applicable to you or your family, Company Sponsored group medical and dental health coverage will be provided to you consistent with the Company health insurance benefits plan in place.

BENEFITS:

Life insurance in the amount of $100,000 is provided by the company. Long term disability coverage, consistent with the Company benefits plan, shall also be provided to you. These benefits are currently paid in full by the Company.

RETIREMENT:	Subject to all eligibility and waiting period requirements, you shall be entitled to participate in the 401(k) Plan.
TERMINATION:

Either you or the Company may terminate the “At-Will” employment. Upon termination of employment with the Company for any reason, or when the Company may so request, you will immediately deliver to the Company any or all Company property in your possession or under your control, including, but not limited to, confidential materials, computers, etc.

EMPLOYMENT STATUS:	“At Will” Employment; Nothing herein shall be construed to alter your status as an “At-Will” employee.

Additionally, at all times an employee’s employment is not for any specific period of time and may be terminated at will, with or without cause and without prior notice.
TECHNOLOGY & INTELLECTUAL PROPERTY:	All intellectual property and technology developed as a result of projects pursued by INSYS, whether directly or indirectly, while employed at INSYS Therapeutics, Inc. shall belong to the Company.

You acknowledge that this Offer Statement represents the entire agreement between you and INSYS Therapeutics and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon INSYS Therapeutics.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Accepted:	/s/ Darryl S. Baker	Date:	10/5/12
Darryl S. Baker
Employee

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